Exhibit 99.1

NEWS RELEASE

Contacts:	Alan Krenek,
Chief Financial Officer
Basic Energy Services, Inc.
817-334-4100

Jack Lascar
Dennard ▪ Lascar Associates
713-529-6600

Basic Energy Services, Inc. Announces Commencement of an At-The-Market Public Offering of Common Stock

Fort Worth, Texas - August 3, 2017 - Basic Energy Services, Inc. (NYSE: BAS) (“Basic” or the “Company”) today announced that it has commenced an at-the-market public offering, under which it may sell up to $50 million of its common stock (“Common Stock”) pursuant to an effective shelf registration statement on Form S-3 previously filed with the Securities and Exchange Commission (the “SEC”).

Basic intends to use the net proceeds of this offering for general corporate and working capital purposes.

Raymond James & Associates will act as sales agent for the offering.

The offering may be made only by means of a prospectus and related prospectus supplement meeting the requirements of Section 10 of the Securities Act of 1933, as amended. A copy of the prospectus supplement and accompanying base prospectus meeting such requirements relating to this offering may be obtained from the sales agent:

Raymond James & Associates, Inc.
880 Carillon Parkway
St. Petersburg, Florida 33716
Attention: Scott Warnock

You may also obtain these documents for free when they are available by visiting the Securities and Exchange Commission’s website at www.sec.gov.

Exhibit 99.1

The shelf registration statement relating to these securities has previously been filed with the SEC and declared effective. This press release shall not constitute an offer to sell or the solicitation of an offer to buy the securities described herein, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Basic Energy Services, Inc.

Basic provides well site services essential to maintaining production from the oil and gas wells within its operating area. The Company employs over 3,900 employees in more than 100 service points throughout the major oil and gas producing regions in Texas, Louisiana, Oklahoma, New Mexico, Arkansas, Kansas, and the Rocky Mountain and Appalachian regions.

Safe Harbor Statement

This press release includes forward-looking statements made in reliance on the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Basic has made every reasonable effort to ensure that the information and assumptions on which these statements and projections are based are current, reasonable, and complete. However, a variety of factors could cause actual results to differ materially from the projections, anticipated results or other expectations expressed in this release, including (i) changes in demand for our services and any related material impact on our pricing and utilizations rates, (ii) Basic's ability to execute, manage and integrate acquisitions successfully, (iii) changes in our expenses, including labor or fuel costs and financing costs, (iv) continued volatility of oil or natural gas prices, and any related changes in expenditures by our customers, and (v) competition within our industry. Additional important risk factors that could cause actual results to differ materially from expectations are disclosed in Item 1A of Basic’s Form 10-K for the year ended December 31, 2016, as amended, and subsequent Form 10-Qs and other reports filed with the SEC. While Basic makes these statements and projections in good faith, neither Basic nor its management can guarantee that anticipated future results will be achieved. Basic assumes no obligation to publicly update or revise any forward-looking statements made herein or any other forward-looking statements made by Basic, whether as a result of new information, future events, or otherwise.